EXHIBIT 5.1 - OPINION OF DE OVANDO
                           Y MARTINEZ DEL CAMPO, S.C.
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                                                                 October 7, 1997

Grupo Iusacell, S.A. de C.V.
Montes Urales 460
3rd Floored
Col. Lomas de Chapultepac
Deleg. Miguel Hidalgo, C.P.
1100 Mexico, D.F.

            Re:   Grupo Iusacell, S.A. de C.V.
                  Registration Statement No. 33-

Gentlemen:

            We have acted as special Mexican counsel to Grupo Iusacell, S.A. de C.V. ("Iusacell"), and in such capacity have reviewed the above-referred Registration Statement (the "Registration Statement"), and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Iusacell proposes to exchange up to U.S.$150,000,000 aggregate principal amount of its 10% Series B Senior Notes due 2004 (the "New Notes") for a like principal amount of its 10% Senior Notes due 2004 (the "Old Notes").

            In such examination, we have assumed (i) the genuineness of all signatures and (ii) the authenticity of all documents submitted to us as originals the conformity to original documents of documents submitted to us as forms or certified or photostatic copies and the authenticity of the originals of such latter documents.

            It is our opinion that under and with respect to the present laws of the United Mexican States, the New Notes have been duly authorized and, when executed and delivered by Iusacell and countersigned by First Union National Bank, as Trustee, pursuant to



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the Indenture dated as of July 25, 1997, and delivered to and exchanged for the
Old Notes by the holders as contemplated by the Registration Statement, will constitute valid and legally binding direct, general and unconditional obligations of Iusacell, enforceable in accordance with their terms, subject to bankruptcy, suspension of payments, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting the enforcement of creditor's rights generally. This opinion is further subject to the qualifications set forth in our opinion of July 25, 1997, addressed to Chase Securities, Inc. and Solomon Brothers, Inc. which qualifications are incorporated herein by reference.

            We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption "Enforceability of Civil Liabilities Against Foreign Persons", "Mexican Taxation" and "Legal Matters" in the Registration Statement.

                                    Very truly yours,


                                    /s/ Javier Martinez del Campo



                                    De Ovando y Martinez del Campo, S.C.
                                    Mexican counsel to Grupo Iusacell,




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